Exhibit 99.1

LECG CORPORATION ANNOUNCES PRELIMINARY FOURTH QUARTER FINANCIAL INFORMATION AND RESTRUCTURING MEASURES

Emeryville, CA, January 26, 2009 – LECG Corporation (NASDAQ:XPRT), a global expert services firm, today announced preliminary fourth quarter financial information with revenue of approximately $70 million, and a loss of $0.21-0.23 per share expected for the quarter, excluding anticipated restructuring, divestiture and impairment charges. In order to better align its cost structure with current market conditions, the company has undertaken a number of restructuring activities that will result in a pre-tax charge of approximately $10 million in the fourth quarter of 2008. These include a workforce reduction of 72 employees, the closure of two offices, and the divestiture of its finance and accounting services operations in Milan, Italy. The company also expects to recognize pre-tax goodwill and other asset impairment charges of between $90-110 million in the quarter.

The restructuring charges will consist primarily of separation payments related to the reduction in billable professionals and administrative staff and a pre-tax write-off of $2 million for unamortized signing bonuses. The company estimates that these actions will result in future annual pre-tax cost savings of approximately $10 million per year. Further details regarding the company’s operating results, restructuring, divestiture and impairment charges will be provided in the company’s fourth quarter earnings call, scheduled for February 10, 2009.

“While we were disappointed by our revenue performance in the fourth quarter, we are taking proactive steps to manage costs and better weather the economic crisis near-term,” commented Michael Jeffery, LECG chief executive officer.

About LECG

LECG, a global expert services and consulting firm, with approximately 800 experts and professionals in 31 offices around the world, provides independent expert testimony, original authoritative studies, strategic advisory, and financial advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice regarding complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. (NASDAQ: XPRT).

Revenue, earnings and anticipated impairment, divestiture and restructuring charges are preliminary and subject to revision.  Statements in this press release concerning the future business, operating and financial condition of the company, including expectations regarding future cost savings are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expectations. Risks that may effect actual performance include dependence on key personnel, the cost and contribution of acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the company’s service offerings, the company’s ability to integrate new experts successfully, intense competition, and potential professional liability. Further information on these and other potential risk factors that could affect the company’s financial results is included in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to update any of its forward looking statements after the date of this press release.